As filed with the U.S. Securities and Exchange Commission on October 23, 2026

Registration No. 333-274835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERFECT CORP.

(Exact Name of Registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

14F, No. 98 Minquan Road

Xindian District

New Taipei City 231

Taiwan

+886-2-8667-1265

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

United States

(800) 221-0102

(Name, address and telephone number of agent for service)

Copies to:

Ching-Yang Lin, Esq.

Sullivan & Cromwell (Hong Kong) LLP

20th Floor, Alexandra House

18 Chater Road, Central

Hong Kong

+852-2826-8606

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

Perfect Corp. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to its registration statements identified below (collectively, as amended, the “Registration Statements”) to deregister all unsold securities registered by the Registrant pursuant to the Registration Statements:

Registration Statement on Form F-3 (File No. 333-274835), filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2023 and declared effective on October 18, 2023, which, pursuant to Rule 429 under the Securities Act of 1933, as amended, also constituted a post-effective amendment to the Registrant’s registration statements on Form F-1 (File No. 333-268057), declared effective on January 17, 2023, and Form F-4 (File No. 333-263841), declared effective on September 30, 2022.

On July 10, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ProjectNY, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”).

At 7:00 a.m. (Cayman Islands time) on October 23, 2026 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and Merger Sub ceasing to exist. Upon completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan, on October 23, 2026.

Perfect Corp.

By	/s/ Alice H. Chang
	Name:	Alice H. Chang
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.